Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Symmetry Medical, Inc. on Form S-8 (file Number 333-123607) of our report dated June 20, 2008, on our audit of the statements of net assets available for benefits of Symmetry Medical Inc. 401(k) Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended, which appears in the December 31, 2007, annual report on Form 11-K of Symmetry Medical Inc. 401(k) Plan.

/s/BKD, LLP

BKD, LLP

Fort Wayne, Indiana
June 20, 2008